EXHIBIT 99.2

Unigene Investor Contact:

The Investor Relations Group

Erika Moran/Dian Griesel, Ph.D.

Phone: 212-825-3210

Media Contact: Lynn Granito

Phone: 212-825-3210

UNIGENE RESTATES POLICY ON ANALYST REPORTS

FAIRFIELD, NJ – March 13, 2008 — Unigene Laboratories, Inc. (OTCBB: UGNE) announced that it did not issue, authorize or approve the press release titled “Stonegate Report About Unigene Laboratories Inc.”, which was released yesterday. Pursuant to the Company’s policies and procedures, Unigene does not endorse, confirm, validate or otherwise comment on reports issued by analysts and unrelated third parties. Any opinions, estimates or forecasts regarding Unigene’s performance made by analysts or other third parties are theirs alone and do not represent the opinions, estimates, forecasts or predictions of Unigene or its management.

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in August 2005. Unigene has licensed the U.S. rights for Fortical® to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 882-0860 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based upon Unigene Laboratories, Inc.’s management’s current expectations, estimates, beliefs, assumptions, and projections about Unigene’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These risks and uncertainties include the risks associated with the effect of changing economic conditions, trends in the products markets, variations in Unigene’s cash flow, market acceptance risks, technical development risks and other risk factors detailed in Unigene’s Securities and Exchange Commission filings.